Exhibit 99.1
For Immediate Release

Contacts:     William R. Gargiulo, Jr.       231.526.1244
                      Donna Felch                         312.595.9123

The Female Health Company Completes 150% Expansion of FC2 Manufacturing Capacity in Malaysia

Confirms Earnings Guidance for FY 2009

CHICAGO, October 21, 2009- The Female Health Company (NASDAQ-CM: FHCO - News), which manufactures and markets the FC Female Condom® (FC1) and FC2 Female Condom® (FC2), today reported that it has completed the previously announced expansion of FC2 Female Condom® manufacturing capacity at its production facility in Malaysia.

In March 2009, shortly after receiving FDA marketing approval for its second-generation FC2 Female Condom®, the Company announced plans to expand its production capacity in Malaysia by 150% via the addition of six new production lines to the four lines previously installed and operating.  The expansion increases the Company’s annualized manufacturing capacity in Malaysia from approximately 30 million condoms to 75-80 million condoms, bringing the total annual FC2 capacity to 80-85 million.  All outstanding orders for FC1 have been fulfilled.  Current and future orders will be fulfilled with FC2 from the Malaysia facility.

“The expansion of our Malaysian production capacity has gone smoothly, and we completed the project in September” stated O. B. Parrish, Chief Executive Officer of The Female Health Company.  “Historically, the capital cost of a new FC2 production line has approximated $500,000, and each line has the capacity to produce approximately 7.5 million condoms annually.  However, due to global weakness in the capital goods markets and the volume purchase of six lines, we were able to complete the 150% capacity expansion at a cost significantly below the historical $500,000 per line average cost.  This capital expenditure was fully funded internally, so the Company remains debt-free.”

“Global demand for female condoms has been increasing at a rapid pace, with total unit sales of our female condoms rising 34% in Fiscal 2008, 26% in the first nine months of Fiscal 2009, and 48% in the quarter ended June 30, 2009.  Major public health sector customers that are involved in the battle against the HIV/AIDS pandemic have responded favorably to FC2, which is available at lower prices than our first-generation product.”

“The approval of FC2 by the FDA in March 2009 permits the sale of our second-generation product in the United States and allows the United States Agency for International Development (USAID) to purchase FC2 for distribution in HIV/AIDS prevention programs throughout the world. FC2 accounted for 47% of our unit sales during the first nine months of Fiscal 2009, versus 35% during the first nine months in Fiscal 2008, and as noted all current and future orders will be fulfilled with FC 2.  While FC2 sells at a lower price, it contributes a higher gross margin than FC1,” concluded Parrish.

The Company confirms the earnings guidance provided in its third quarter FY 2009 earnings release, that operating earnings will increase 60% to 85% over the $3.2 million recorded for FY 2008.

FC 1 Manufacturing Evaluation

In the third quarter the Company indicated that as required by regulation it had entered a period of consultation with UK employees regarding the possible cessation of manufacturing in the UK. If the Company ceases manufacturing operations it will incur various one-time costs such as redundancy payments to terminated employees and a charge for termination of, or excess, leased facility capacity. Cash charges involved will be funded internally.

Regardless of the conclusion reached with respect to the Company’s UK manufacturing operations, the Company will continue its other UK operations, which include sales and marketing of FHC’s female condom, management and direction of the Global Technical Support Team, product development, and quality assurance and technical support of its Malaysian manufacturing facility.

The Company is estimating the one-time charge for all related costs that would result if manufacturing operations in the UK cease.  The estimated one time cost will be taken as an accrual in the fourth quarter of FY 2009, impacting both fourth quarter and FY 2009 results. These one-time costs are not included in the earnings guidance provided.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC Female Condom® (FC1) and the FC2 Female Condom® (FC2), which are primarily distributed by public health organizations and donor groups in over 90 developing countries around the world. Globally, the Female Condoms are available in various programs in 116 countries. The Company owns certain worldwide rights to the FC Female Condom®, including patents that have been issued in the United States, United Kingdom, Japan, France, Italy, Germany, Spain, the European Patent Convention, the People's Republic of China, Canada, South Korea and Australia. FC2 patents have been granted in Australia, Canada, the People’s Republic of China and South Africa and are pending in various other countries.   FC1 and FC2 Female Condom® are the only available FDA-approved products controlled by a woman that offer dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org.  If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.
The statements in this release which are not historical fact are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include the Company’s financial guidance for fiscal 2009 as well as the expected transition of customers to FC2 and its effect on the Company’s financial results.  These statements are based upon the Company’s current plans and strategies, and reflect the Company’s current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company’s actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance;  competition in the Company’s markets and the risk of new competitors and new competitive product introductions;  the Company’s reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments;  global donors and other public health organizations in the global public sector;  the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers;  the Company’s production capacity, efficiency and supply constraints; and other risks detailed in the Company’s press releases, shareholder communications and Securities and Exchange Commission filings, including the Company’s Form 10-K for the fiscal year ended September 30, 2008.  Actual events affecting the Company and the impact of such events on the Company’s operations may vary from those currently anticipated.